Exhibit 99.1
Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038
Nelnet Reports Strong Third Quarter Results; Provides Update on Warehouse Facility and Line of Credit
•	Base net income of $0.47 per share

•	Other fee-based income increased to $45.9 million

•	Core student loan spread of 1.02

•	Operating expenses decreased by $56.4 million
Lincoln, NEB., October 29, 2008 — Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the third quarter of 2008 of $23.8 million, or $0.48 per share, compared with a GAAP net loss of $15.7 million, or $0.32 per share, for the third quarter of 2007. Base net income excluding discontinued operations and legislative and restructuring related charges for the third quarter of 2008 was $23.4 million, or $0.47 per share, compared with $22.2 million, or $0.45 per share, for the same period a year ago.
The company also reported that it has provided additional equity support for its $2.5 billion federal student loan warehouse facility. All of the student loans held in this facility are guaranteed by the federal government. According to the terms of the facility and the valuation formula contained therein, the company has increased the equity support to a total of $374.6 million by drawing on its unsecured line of credit. Currently the company has $691.5 million outstanding on its $750 million unsecured line of credit. The company continues to generate positive cash flow from operations and currently maintains cash and cash equivalents of approximately $80 million. In addition, the company has approximately $90 million of unencumbered private loan assets.
“Due to this unprecedented period of market disruption, the mark-to-market formula specified under the terms of the facility produces an unreasonably low value for these federally guaranteed student loans,” said Mike Dunlap, Chairman and Chief Executive Officer. “These loans are guaranteed by the federal government and have almost no default risk. However, we appreciate that we are truly in unprecedented times, and we are engaged in discussions with our lenders to reach amicable terms on these financings.
“Importantly, the fundamentals of our core businesses are strong and we have additional sources of liquidity. The company has diversified its revenue with fee-based businesses that have significant growth opportunities and operating margins. We are pleased with our strong performance and earnings in the third quarter.”
GAAP net loss for the first nine months of 2008 was $2.3 million, or $0.05 per share, compared with GAAP net income of $13.8 million, or $0.28 per share, for the first nine months of 2007. Base net income excluding discontinued operations, legislative and restructuring related charges, and the loss on the sale of certain loans for the first nine months of 2008 was $65.2 million, or $1.33 per share, compared with $68.6 million, or $1.38 per share, for the first nine months of 2007.

Fee-based Revenue
In the third quarter of 2008, other fee-based income increased to $45.9 million, up from $38.0 million in the same period a year ago. Other fee-based income increased to $132.6 million for the first nine months of 2008 compared with $116.3 million for the first nine months of 2007. Other fee-based income includes Nelnet’s list management, direct marketing, tuition payment plan, and enrollment services businesses.
In the third quarter of 2008, loan and guaranty servicing income was $30.6 million compared with $33.0 million in the third quarter of 2007. Income from loan and guaranty servicing was $81.7 million for the first nine months of 2008 compared with $95.1 million in the first nine months of 2007.
Operating Expenses
Operating expenses were $103.7 million in the third quarter of 2008 compared with $173.4 million for the same period a year ago. For the first nine months of 2008, the company reported operating expenses of $330.4 million compared with $415.3 million for the first nine months of 2007. Excluding restructuring and impairment charges, operating expenses decreased by $15.3 million and $56.4 million for the three and nine months ended September 30, 2008, compared with the same periods in 2007, respectively.
Net Interest Margin
For the third quarter of 2008, Nelnet reported net interest income of $59.6 million compared with $64.4 million for the third quarter of 2007. Net interest income for the first nine months of 2008 was $149.4 million compared with $200.4 million for the first nine months of 2007. Net interest income includes variable-rate floor income and excludes settlements on the company’s derivative portfolio.
For the third quarter of 2008, Nelnet reported core student loan spread of 1.02 percent compared with 1.05 percent in the same period of 2007 and 1.07 percent for the second quarter of 2008.
Student Loan Assets and Liquidity
Nelnet reported net student loan assets of $26.4 billion at September 30, 2008. Approximately 90 percent of these student loans are life-of-loan financed at rates that the company believes will generate cash flow in excess of $1.4 billion.
The company has liquidity for new loan originations through the Department of Education’s loan participation and put programs. This will allow Nelnet to make loans to all eligible students for the 2008-2009 and 2009-2010 academic years.
In addition, the company believes it has met the annual requirement to remove 75% of loans from its federal student loan warehouse facility for the annual period ending in May 2009. Under the current terms of the facility, the remaining collateral will need to be removed or refinanced by May 2010.

Non-GAAP Performance Measures
A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release that is available online at http://www.nelnetinvestors.com/releases.cfm?reltype=Financial.
Conference Call
Nelnet will host a conference call to discuss earnings at 3:00 p.m. (Eastern) Wednesday, November 12, 2008. To access the call live, participants in the United States and Canada should dial 877.723.9521, and international callers should dial 719.325.4804 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at http://www.nelnetinvestors.com under the conference calls and Web casts menu. A replay of the conference call will be available between 6:00 p.m. (Eastern) November 12, 2008, and 11:59 p.m. (Eastern) November 22, 2008. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 7046007. A replay of the audio Web cast will also be available at http://www.nelnetinvestors.com.

Condensed Consolidated Statements of Operations

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Interest income:
Loan interest	$304,226	297,601	460,103	938,399	1,317,936
Variable-rate floor income	1,580	21,927	597	42,325	597
Amortization of loan premiums and deferred origination costs	(21,338)	(22,842)	(23,449)	(69,584)	(67,142)
Investment interest	9,118	9,116	21,023	29,914	61,231

Total interest income	293,586	305,802	458,274	941,054	1,312,622

Interest expense:
Interest on bonds and notes payable	234,016	232,464	393,875	791,621	1,112,263

Net interest income	59,570	73,338	64,399	149,433	200,359
Less provision for loan losses	7,000	6,000	18,340	18,000	23,628

Net interest income after provision for loan losses	52,570	67,338	46,059	131,433	176,731

Other income:
Loan and guaranty servicing income	30,633	24,904	33,040	81,650	95,116
Other fee-based income	45,887	40,817	38,025	132,617	116,316
Software services income	4,217	4,896	5,426	15,865	17,022
Other income	1,242	1,646	7,028	4,298	14,048
Gain (loss) on sale of loans	—	48	492	(47,426)	3,288
Derivative market value, foreign currency, and put option adjustments	6,085	15,755	18,449	(35,521)	11,866
Derivative settlements, net	789	4,437	(2,336)	45,989	7,100

Total other income	88,853	92,503	100,124	197,472	264,756

Operating expenses:
Salaries and benefits	44,739	43,549	60,545	142,131	182,010
Other expenses	52,332	47,812	52,511	149,744	159,792
Amortization of intangible assets	6,598	6,561	10,885	19,719	24,014
Impairment expense	—	—	49,504	18,834	49,504

Total operating expenses	103,669	97,922	173,445	330,428	415,320

Income (loss) before income taxes	37,754	61,919	(27,262)	(1,523)	26,167

Income tax expense (benefit)	13,969	19,195	(10,664)	1,793	9,906

Income (loss) from continuing operations	23,785	42,724	(16,598)	(3,316)	16,261

Income (loss) from discontinued operations, net of tax	—	981	909	981	(2,416)

Net income (loss)	$23,785	43,705	(15,689)	(2,335)	13,845

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.48	0.87	(0.34)	(0.07)	0.32
Income (loss) from discontinued operations, net of tax	—	0.02	0.02	0.02	(0.04)

Net income (loss)	$0.48	0.89	(0.32)	(0.05)	0.28

Weighted average shares outstanding	49,176,436	49,095,153	49,018,091	49,109,340	49,810,552

Condensed Consolidated Balance Sheets

	As of	As of	As of
	September 30,	December 31,	September 30,
	2008	2007	2007
	(unaudited)		(unaudited)
	(dollars in thousands)
Assets:
Student loans receivable, net	$26,376,269	26,736,122	26,596,123
Cash, cash equivalents, and investments	1,454,881	1,120,838	1,451,772
Goodwill	175,178	164,695	164,695
Intangible assets, net	83,565	112,830	119,242
Other assets	880,122	1,028,298	1,010,632

Total assets	$28,970,015	29,162,783	29,342,464

Liabilities:
Bonds and notes payable	$28,004,835	28,115,829	28,234,147
Other liabilities	355,450	438,075	516,424

Total liabilities	28,360,285	28,553,904	28,750,571

Shareholders’ equity	609,730	608,879	591,893

Total liabilities and shareholders’ equity	$28,970,015	29,162,783	29,342,464

This press release contains forward-looking statements and information based on management’s current expectations as of the date of this document. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the volume, average term, special allowance payments, and costs of yields on student loans under the FFEL Program or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the company. In addition, a larger than expected increase in third party consolidations of the company’s FFELP loans could materially adversely affect the company’s results of operations. The company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the company’s credit facilities to fulfill their lending commitments under those facilities; changes to the terms and conditions of the liquidity programs offered by the Department of Education; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of the expected benefits from acquisitions and the ability to successfully integrate operations; and the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the company’s strategic restructuring initiatives. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Additionally, financial projections may not prove to be accurate and may vary materially. Although the company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.